For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports First Quarter 2012 Results

Revenue Up 30% over Last Year with Growth in All Segments Driven by Avalon Global Solutions Acquisition and Strong Demand for Credentialing Services

WASHINGTON, May 15, 2012 /PRNewswire-FirstCall/ -- WidePoint Corporation (NYSE Amex: WYY), a specialist in cloud-based telecommunications life-cycle and trusted cybersecurity management solutions, today announced financial results for the three months ending March 31, 2012.

First Quarter 2012 Highlights

•	Net revenue for the quarter ended March 31, 2012 increased 30.1% to $13.7 million from $10.5 million in last year’s comparable period.
•	Telecommunications life-cycle management segment revenue increased 30.7% to $7.3 million from $5.6 million in last year’s comparable period.
•	Cybersecurity's trusted identity solutions revenue increased 72.6% to $2.2 million from $1.3 million in last year’s comparable period.
•	IT consulting services and products revenues increased 14.7% to $4.2 million from $3.7 million in last year’s comparable period.
•	Non-GAAP Adjusted EBITDA was approximately $743,000 compared to a loss of $(245,000), an improvement of $988,000, in last year’s comparable period.
•	Income from operations was approximately $128,000 compared to a loss from operations of approximately $(505,000), an improvement of $633,000, in last year’s comparable period.
•	Net income was approximately $57,000, compared to net loss of approximately $(317,000), an improvement of $374,000 from last year’s comparable period, which included a $203,000 one-time income tax benefit in that prior period.

Steve Komar, CEO, WidePoint, commented, “In the first quarter of 2012, we successfully built on the groundwork we laid in 2011 to expand the reach of our telecommunications life-cycle management capabilities beyond the federal marketplace, vis-à-vis the acquisition of Avalon Global Solutions, and we benefited from the release of a number of cybersecurity programs that had been stalled in procurement pipelines. Our successful efforts to secure new telecommunications life-cycle management contracts with the State of Nevada, the Western States Contracting Alliance, and the State of Utah in April, along with an accelerating trend of contract awards from existing customers in early 2012, including several new commercial client wins during the quarter, further support our long-term strategy to continue to leverage and broaden our customer base and our market reach.” Komar further added, “Several initiatives we are focusing on in 2012 include further expanding our commercial market footprint, enhancing our cloud-based trusted device and identity assurance solutions, providing expanded security and mobile device management offerings to our mobile telecommunications life-cycle management customers, and expanding our geographic reach in support of our international client demands. We believe that these key initiatives will increasingly and favorably differentiate our capabilities from those of our competitors.”

First Quarter 2012 Financial Results

Net revenue for the three months ended March 31, 2012 increased $3.2 million, or 30.1%, to $13.7 million from $10.5 million in last year's comparable period. These increases were materially a result of revenue growth in all of our segments, driven by additional revenues generated from customers from the asset purchase of Avalon Global Solutions on December 31, 2011. The increases were primarily due to several factors:

•	Telecommunications life-cycle management segment revenue increased approximately 30.7% to $7.3 million, an increase of $1.7 million for first quarter of 2012 compared to $5.6 million for the first quarter of 2011. The increase was predominantly the result of additional revenues generated by the acquired customers of Avalon Global Solutions that became effective on December 31, 2011.
•	Cybersecurity managed solutions segment revenue increased 72.6% to $2.2 million, an increase of $0.9 million for the first quarter of 2012 compared to $1.3 million for the first quarter of 2011. This increase was primarily due to additional revenues driven by rising demand for trusted identity assurance credentialing services driven by government mandates requiring credentials to be utilized for access to certain federal government sites, by continued expansion in support of the Transportation Workers Identification Credentialing (TWIC) program, and by additional work with various states in support of “First Responders” initiatives and other credentialing initiatives.
•	IT Consulting Services and Products segment increased 14.7% to approximately $4.2 million, an increase of $0.5 million for the first quarter of 2012 compared to $3.7 million for the first quarter of 2011. The increase was primarily due to additional revenues generated by the acquired customers of Avalon Global Solutions as well as internal growth in our commercial customer base.

Gross profit in the first quarter of 2012 was up approximately 84% from $3.3 million, or 24.3% of revenues, as compared to gross profit of $1.8 million, or 17% of revenues, for the first quarter of 2011. Gross profit excluding amortization and depreciation expense in cost of sales was approximately $3.8 million, or 28% of revenues, as compared to gross profit excluding amortization and depreciation expense in cost of sales of $2.1 million, or 20% of revenues, for the first quarter of 2011. Long term, management anticipates gross profit as a percentage of revenues should increase as cost of sales as a percentage of revenues decreases, resulting from a greater mix of higher margin services.

WidePoint reported income from operations of approximately $128,000 in the first quarter of 2012 compared to loss from operations of approximately $(504,000) in the first quarter of 2011. Net income was approximately $57,000 in the first quarter of 2012, compared to net loss of approximately $(317,000), in the first quarter of 2011, which included a one-time $203,000 income tax benefit during that prior year period.

WidePoint CFO Jim McCubbin commented, “In the first quarter we witnessed growth driven materially from revenues associated with customers we acquired from the asset acquisition of AGS at the end of last year and from revenue generated from accelerating demand for our credentialing services. Also, we saw a solid sequential improvement in gross margin from the prior quarter, and we will continue to focus on growing these margins and delivering other higher margin services to exploit the leveraging opportunity in our financial model. However, as we have cautioned in the past, our revenues and operating results may vary significantly from quarter-to-quarter. That said, we continue to target revenues in fiscal 2012 in the range of $55-$65 million, and we expect our gross margins will continue to expand into the mid-to high-20’s percentage range and to grow beyond that as we expand and win additional higher margin services revenues.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Tuesday, May 15, 2012. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 1-480-629-9760 if calling internationally. There will be a playback available until May 29, 2012. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4536019 for the replay. The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00009725.

About WidePoint

WidePoint is a specialist in providing cloud-based telecommunications life-cycle and trusted identity cybersecurity management solutions, utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	MARCH 31,	DECEMBER 31,
	2012	2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,432,913	$2,135,310
Accounts receivable, net of allowance of $35,685, respectively	7,841,628	7,884,802
Unbilled accounts receivable	1,708,955	2,715,406
Prepaid expenses and other assets	1,193,184	782,862
Deferred income taxes	-	473,430

Total current assets	12,176,680	13,991,810

NONCURRENT ASSETS
Property and equipment, net	1,480,811	1,336,134
Intangibles, net	5,031,483	5,421,655
Goodwill	18,193,561	18,193,561
Deferred income taxes	3,262,125	3,265,125
Deposits and other assets	88,013	81,941

TOTAL ASSETS	$40,232,673	$42,290,226

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Short term notes payable	$66,373	$100,951
Accounts payable	6,184,847	8,418,854
Accrued expenses	2,126,027	1,851,678
Deferred revenue	194,464	390,506
Income tax payable	15,000	-
Current portion of long-term debt	756,151	798,319
Current portion of deferred rent	43,515	36,508
Current portion of capital lease obligations	54,987	22,908

Total current liabilities	9,441,364	11,619,724

Deferred income taxes	-	-
Long term debt, net	7,577,631	7,769,143
Capital lease obligations, net	134,702	-
Deferred rent liability, net	55,708	-
Deferred revenue	72,696	-
Deposits and other liabilities	1,964	65,207

Total liabilities	17,284,065	19,454,074

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 110,000,000 shares authorized; 63,226,857 and 63,226,857 shares issued and outstanding, respectively	63,227	63,227
Additional paid-in-capital	69,381,758	69,326,705
Accumulated deficit	(46,496,377)	(46,553,780)

Total stockholders' deficit	22,948,608	22,836,152

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$40,232,673	$42,290,226

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	3 MONTHS ENDED
	MARCH 31,
	2012	2011
	(Unaudited)

REVENUES	$13,701,741	$10,529,125

COST OF SALES (including amortization and depreciation of $498,717 and 183,640, respectively)	10,376,390	8,689,470

GROSS PROFIT	3,325,351	1,839,655

OPERATING EXPENSES
Sales and marketing	640,716	430,183
General and administrative (including shared-based compensation expense of $55,053 and $6,404, respectively	2,497,328	1,866,806
Depreciation and amortization	59,776	47,594

Total operating expenses	3,197,820	2,344,583

INCOME (LOSS) FROM OPERATIONS	127,531	(504,928)

OTHER INCOME (EXPENSE)
Interest income	1,869	4,192
Interest expense	(61,451)	(20,555)
Other (expense) income	18,145	1,143

Total other income (expense)	(41,437)	(15,220)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	86,094	(520,148)
INCOME TAX PROVISION (BENEFIT)	28,691	(202,788)

NET INCOME (LOSS)	$57,403	$(317,360)

BASIC EARNINGS PER SHARE	$0.001	$(0.005)
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	$63,226,857	$62,797,540
DILUTED EARNINGS PER SHARE	$0.001	$(0.005)
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	$64,249,138	$62,797,540

WIDEPOINT CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGSTO NON-GAAP ADJUSTED EARNINGS
BEFORE INTEREST TAXES DEPRECIATION AND AMORTIZATION (EBITDA)

	3 MONTHS ENDED
	MARCH 31,
	2012	2011
	(Unaudited)
NET INCOME (LOSS)	$57,403	$(317,360)
Adjustments to GAAP net income (loss):
Depreciation and amortization	483,478	231,663
Income tax provision (benefit)	28,691	(202,788)
Interest income	(1,869)	(4,192)
Interest expense	61,451	20,555
Other (expense) income	(18,145)	(1,143)
Stock-based compensation expense	55,053	28,190
Avalon business combination transaction and related costs	11,651	-
Avalon integration initiatives	65,548	-
Adjusted EBITDA	$743,261	$(245,075)